EXHIBIT 3.1

FIRST AMENDMENT TO THE AMENDED AND RESTATED BY-LAWS
OF
OBLONG, INC.

THIS FIRST AMENDMENT (the “Amendment”) to the Amended and Restated By-Laws (the “By-Laws”) of Oblong, Inc., a Delaware corporation (formerly known as Glowpoint, Inc.) (the “Company”), was adopted and approved by the Board of Directors of the Company on October 19, 2023. This First Amendment is effective as of October 19, 2023.

1.The By-Laws are hereby amended to remove all references to “Glowpoint, Inc.” and replace with “Oblong, Inc.”

2.Section 2.7 of the By-Laws is hereby amended and restated in its entirety as follows:

“Section 2.7 Quorum. Unless otherwise required by law, the Certificate of Incorporation or the rules of any applicable stock exchange on which the Corporation’s securities are listed, the holders of one-third (1/3) of the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business. Where a separate vote by a class or series or classes or series is required, one-third (1/3) of the voting power of the outstanding shares of such class or series or classes or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter, except as otherwise required by law, the Certificate of Incorporation or the rules of any applicable stock exchange on which the Corporation’s securities are listed. A quorum, once established, shall not be broken by the withdrawal of enough votes to leave less than a quorum. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, in the manner provided in Section 2.5, until a quorum shall be present or represented.”

3.Except as set forth above, the remaining provisions of the By-Laws shall not be amended hereby and shall remain in full force and effect in accordance with their respective terms.

4.The undersigned, as the duly elected Authorized Officer of the Company, hereby certifies that this Amendment has been duly adopted by the board of directors of the

Company in accordance with the By-Laws and the Amended and Restated Certificate of Incorporation of the Company, as amended, each as in effect on the date hereof.

/s/ David Clark
Name: David Clark
Title: Authorized Officer